UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934

                        (Amendment No. ________________)*

                               UnionBancorp, Inc.
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                                (Name of Issuer)

                                  Common Stock
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                         (Title of Class of Securities)

                                    908908106
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                                 (CUSIP Number)

                                December 31, 2002
--------------------------------------------------------------------------------
                                  Date of Event

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[X]  Rule 13d-1(b)
[ ]  Rule 13d-1(c)
[ ]  Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

------------------------                                  ----------------------
CUSIP NO. 908908106                    13G                     Page 2 of 6 Pages
------------------------                                  ----------------------

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1        NAME OF REPORTING PERSON
                  UnionBancorp, Inc. Employee Stock Ownership Plan

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2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                     (a)[ ]

                                                                     (b)[ ]
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3        SEC USE ONLY


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4        CITIZENSHIP OR PLACE OF ORGANIZATION
                  Illinois

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NUMBER OF              5        SOLE VOTING POWER
SHARES                                   34,878 shares
BENEFICIALLY
OWNED BY               ---------------------------------------------------------
EACH                   6        SHARED VOTING POWER
REPORTING                                456,501 shares
PERSON
WITH                   ---------------------------------------------------------
                       7        SOLE DISPOSITIVE POWER
                                         34,878 shares

                       ---------------------------------------------------------
                       8        SHARED DISPOSITIVE POWER
                                         None

--------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                  491,379 shares

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10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                        [ ]
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11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                  12.3%

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12       TYPE OF REPORTING PERSON*
                  EP

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

            STATEMENT CONTAINING INFORMATION REQUIRED BY SCHEDULE 13G


Item 1.

         (a)      Name of Issuer
                    UnionBancorp, Inc

         (b)      Address of Issuer's Principal Executive Offices
                    122 West Madison Street
                    Ottawa, Illinois 61350


Item 2.

         (a)      Name of Person Filing
                    UnionBancorp, Inc. Employee Stock Ownership Plan

         (b)      Address of Principal Business Office, or if none, Residence
                    UnionBancorp, Inc. Employee Stock Ownership Plan
                    Trustee - UnionBank
                    122 West Madison Street
                    Ottawa, Illinois 61350

         (c)      Citizenship
                    Delaware

         (d)      Title of Class of Securities
                    Common Stock

         (e)      CUSIP Number
                    908908106


Item 3. If this statement is filed pursuant to Rule 13d-1(b), 13d-2(b), check whether the person filing is a:

                  (a) [ ] Broker or dealer registered under Section 15 of the Act
                  (b) [ ]  Bank as defined in Section 3(a)(6) of the Act
                  (c) [ ] Insurance company as defined in Section 3(a)(19) of the Act
                  (d) [ ] Investment company registered under Section 8 of the Investment Company Act of 1940
                  (e) [ ] An investment adviser in accordance with Section 240.13d-1(b)(1)(ii)(E)

                                Page 3 of 6 pages

                  (f) [X] An employee benefit plan or endowment fund in accordance with Section 240.13d-1(b)(1)(ii)(F)
                  (g) [ ] A parent holding company or control person in accordance with Section 240.13d-1(b)(1)(ii)(G)
                  (h) [ ] A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act
                  (i) [ ] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940
                  (j) [ ]  Group, in accordance with Section
                           240.13d-1(b)(1)(ii)(J)


Item 4.  Ownership

         (a)      Amount Beneficially Owned
                    491,379 shares

         (b)      Percent of Class
                    12.3%

         (c)      Number of shares as to which such person has:

                  (i)      sole power to vote or to direct the vote
                             34,878 shares

                  (ii)     shared power to vote or to direct the vote
                             456,501 shares

                  (iii)    sole power to dispose or to direct the disposition of
                             34,878 shares

                  (iv) shared power to dispose or to direct the disposition of none


Item 5.  Ownership of Five Percent or Less of a Class
                  N/A


Item 6.  Ownership of More than Five Percent on Behalf of Another Person
                  N/A


Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company
                  N/A

                                Page 4 of 6 pages

Item 8.  Identification and Classification of Members of the Group
                  N/A


Item 9.  Notice of Dissolution of Group
                  N/A


Item 10. Certification

         By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.



            [THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

                                Page 5 of 6 pages

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                       Date: February 6, 2003


                                       UNIONBANCORP, INC. EMPLOYEE STOCK
                                       OWNERSHIP PLAN

                                            By:     UNIONBANK, its trustee


                                                    /s/ JIMMIE D. LANSFORD
                                                    ----------------------------
                                                    Jimmie D. Lansford
                                                    Chairman


                                Page 6 of 6 pages